Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:34 AM 09/16/2019
FILED 10:34 AM 09/16/2019
SR 20197044438 – File Number 5372227

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

One Horizon Group, Inc.

One Horizon Group, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	Section 1 of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

         1. The name of the corporation is Touchpoint Group Holdings Inc. (the “Corporation”).

2.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Company in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Company is not required.

3.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be September 20, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 10th day of September, 2019.

One Horizon Group, Inc.

By:	/s/ Mark White
Mark White
President and Chief Executive Officer